Exhibit 10.2
LIMITED LIABILITY COMPANY MEMBERSHIP INTEREST
PURCHASE AGREEMENT
AMONG
HYTHIAM, INC. (“BUYER”)
AND
WOODCLIFF HEALTHCARE INVESTMENT PARTNERS, LLC
(“COMPANY”)
AND
THE MEMBERS OF THE COMPANY
(“SELLERS”)
AS OF
JANUARY 12, 2007

TABLE OF CONTENTS

§1. Definitions	1

§2. Purchase and Sale of Target Shares	4

(a) Basic Transaction	4
(b) Purchase Price	4
(c) Closing	5
(d) Deliveries at Closing	5

§3. Representations and Warranties Concerning Transaction	5

(a) Sellers’ Representations and Warranties	5
(b) Buyer’s Representations and Warranties	6

§4. Representations and Warranties Concerning Company	7

(a) Organization, Qualification, and Corporate Power	7
(b) Capitalization	8
(c) Non-contravention	8
(d) Brokers’ Fees	8
(e) Title to Assets	8
(f) Subsidiaries	8
(g) Financial Statement	8
(h) Events Subsequent to Formation	9
(i) Undisclosed Liabilities	10
(j) Legal Compliance	10
(k) Tax Matters	11
(l) Real Property	12
(m) Intellectual Property	12
(n) Tangible Assets	12
(o) Contracts	12
(p) Powers of Attorney	13
(q) Insurance	13
(r) Litigation	14
(s) Product Liability	14
(t) Employees	14
(u) Guaranties	14
(v) Environmental, Health, and Safety Matters	14
(w) Certain Business Relationships with Target and Its Subsidiaries	14
(x) Stockholders	14
(y) Disclosure	14

§5. Intentionally Omitted	14

§6. Post-Closing Covenants	15

(a) General	15
(b) Litigation Support	15
(c) Transition	15
(d) Confidentiality	15

§7. Conditions to Obligation to Close	15

(a) Conditions to Buyer’s Obligation	16
(b) Conditions to Sellers’ Obligation	17

§8. Remedies For Breaches of this Agreement	18

(a) Survival of Representations and Warranties	18
(b) Indemnification Provisions for Buyer’s Benefit	18
(c) Indemnification Provisions for Sellers’ Benefit	18
(d) Matters Involving Third Parties	18
(e) Determination of Adverse Consequences	19
(f) Other Indemnification Provisions	20
(g) Limitation of Liability	20

§9. Tax Matters	20

(a) Tax Indemnification	20
(b) Straddle Period	20
(c) Responsibility for Filing Tax Returns	21
(d) Cooperation on Tax Matters	21
(e) Tax Sharing Agreements	21
(f) Certain Taxes and Fees	21
(g) Exclusive Remedy for Tax Matters	21
(h) Refunds	22
(i) Tax Reporting	22

§10. Termination	22

(a) Termination of Agreement	22
(b) Effect of Termination	22

§11. Miscellaneous	22

(a) Nature of Sellers’ Obligations	22
(b) Press Releases and Public Announcements	23
(c) No Third-Party Beneficiaries	23
(e) Succession and Assignment	23
(g) Headings	23
(h) Notices	23
(i) Governing Law	24
(j) Amendments and Waivers	24
(k) Severability	24
(l) Expenses	24
(m) Construction	24
(n) Incorporation of Exhibits, Annexes, and Schedules	25
(o) Specific Performance	25
(p) Arbitration	25
(q) Tax Disclosure Authorization	25
(r) State Securities Laws	26
(s) Counterparts	26
(t) Entire Agreement	26

LIMITED LIABILITY COMPANY MEMBERSHIP INTEREST PURCHASE AGREEMENT
     This Limited Liability Company Membership Interest Purchase Agreement (this “Agreement”) is entered into as of January 12, 2007, by and among Hythiam, Inc., a Delaware corporation (“Buyer”), Woodcliff Healthcare Investment Partners, LLC, a Delaware limited liability company (the “Company”), and the members of the Company listed on Exhibit A hereto (each a “Seller” and collectively, “Sellers”). Buyer and Sellers are referred to collectively herein as the “Parties.”
     Sellers in the aggregate own all of the outstanding limited liability company membership interests of the Company.
     This Agreement contemplates a transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the outstanding membership interests of Company in return for cash and shares of common stock of Buyer.
     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.
     §1. Definitions
     “Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.
     “Adverse Consequences” to a Person means the amount of any loss, cost, expense, damage or liability, including interest, fines, reasonable legal and accounting fees and expenses of such Person, reduced by the amount of any offsetting recovery, settlement or payment received by such Person in connection with the circumstances giving rise to such Adverse Consequences.
     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
     “Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.
     “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.
     “Buyer” has the meaning set forth in the preface above.
     “Closing” has the meaning set forth in §2(c) below.
     “Closing Date” has the meaning set forth in §2(c) below.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” has the meaning set forth in the preface above.
     “Company Interest” means any membership interest of the Company, any economic interest in the Company, and any other right or interest in the Company, including “Units” as such term is defined in the Operating Agreement.
     “CompCare” means Comprehensive Care Corporation, a Delaware corporation.

     “Commission” means the U.S. Securities and Exchange Commission.
     “Confidential Information” means any information concerning the businesses and affairs of the Company that is not already generally available to the public.
     “Controlled Group” has the meaning set forth in Code §1563.
     “Disclosure Schedule” has the meaning set forth in §4 below.
     “Environmental, Health, and Safety Requirements” will mean, as amended and as now and hereafter in effect, all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by products, asbestos, polychlorinated biphenyls, noise, or radiation.
     “Escrow” means the escrow established with the Escrow Holder pursuant to this Agreement and the Escrow Agreement.
     “Escrow Agreement” means an escrow agreement substantially in the form attached hereto as Exhibit B.
     “Escrow Holder” means Thelen Reid Brown Raysman & Steiner LLP.
     “Financial Statements” has the meaning set forth in §4(g) below.
     “Force Majeure Event” has the meaning set forth in §4(bb) below.
     “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
     “Indemnified Party” has the meaning set forth in §8(d) below.
     “Indemnifying Party” has the meaning set forth in §8(d) below.
     “Knowledge” includes actual knowledge and knowledge that a Party should have after reasonable investigation.
     “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Company thereunder.
     “Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
     “Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

     “Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Company, taken as a whole, or to the ability of Sellers to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has knowledge of such effect or change on the date hereof).
     “Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.
     “Most Recent Financial Statements” has the meaning set forth in §4(g) below.
     “Necessary Items” has the meaning set forth in §4(bb) below.
     “Operating Agreement” means the current Limited Liability Company Operating Agreement of the Company, dated as of May 9, 2005.
     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
     “Party” has the meaning set forth in the preface above.
     “Per Share Price” means $9.30.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint interests company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).
     “Prime Rate” means the commercial prime lending rate as published in the most recent Wall Street Journal as of the date hereof.
     “Purchase Price” has the meaning set forth in §2(b) below.
     “Real Property” has the meaning set forth in §4(l) below.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Securities Purchase Agreement” means that certain Securities Purchase Agreement between Company and CompCare, dated as of June 14, 2005.
     “Seller” has the meaning set forth in the preface above.
     “Sellers’ Representative” means Nicholas Lewin.
     “Shares” means shares of common stock, par value $0.0001, of Buyer that are registered pursuant to an effective registration statement under the Securities Act and for which Buyer uses reasonable best efforts to maintain effective until the earlier of the date that all Shares have been sold or may be sold publicly under Rule 144.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of managers, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons will be allocated a majority of such business entity’s gains or losses or will be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” will include all Subsidiaries of such Subsidiary. Notwithstanding the foregoing, the term “Subsidiary” does not include CompCare for purposes of this Agreement.
     “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, membership interests, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Third-Party Claim” has the meaning set forth in §8(d) below.
     §2. Purchase and Sale of Company Interests.
     (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from each Seller, and each Seller agrees to sell to Buyer, all of his or her or its Company Interests for the consideration specified below in this §2.
     (b) Purchase Price. Buyer agrees to pay to Sellers the following (collectively, the “Purchase Price”):
     (i) At or prior to the Closing, the sum of nine million dollars ($9,000,000) in cash, less three million six hundred thousand dollars ($3,600,000) in cash previously deposited with the Escrow Holder (if so deposited), by wire transfer or delivery of other immediately available funds to an account specified by Escrow Holder; at the Closing, the Escrow Holder shall apply the Purchase Price as provided in the Escrow Agreement to satisfy all obligations of the Company, which are set forth on §4(e) of the Disclosure Schedule, then distribute the remainder to the Sellers’ Representative for distribution to the Sellers in proportion to their respective ownership interests in the Company as set forth on Exhibit A; plus
     (ii) Two Hundred Fifteen Thousand Fifty Three (215,053) Shares by delivery to the Escrow Holder of one or more certificates for the Shares in the name of Sellers’ Representative within sixty (60) days of the Closing Date for Sellers’ Representative to hold, sell or distribute the proceeds to Sellers in proportion to their respective ownership interests in the Company as set forth on Exhibit A; provided, however, that if Buyer does not have sufficient Shares available at such time, it shall deposit with the Escrow Holder (A) on the sixty first (61st) day after the Closing Date, any available Shares plus cash equal to the interest on two million dollars ($2,000,000) (less the value of the Shares, if any, based on the Per Share Price, deposited into the Escrow on or prior to such sixty-first (61st) day) at the Prime Rate from the Closing Date through such date; (B) on any day between the sixty first (61st) and one hundred and twentieth (120th) day after the Closing Date, deliver any additional available registered Shares up to the full amount of Shares required to be delivered by Buyer, together with cash in the amount of additional interest on the value of such additional Shares (at the Per Share Price) at the Prime Rate from the Closing Date through the date the Shares are deposited; and (C) if Buyer does not have sufficient registered Shares to deliver the full amount of Shares required to be delivered by Buyer by the one hundred twenty first (121st) day after the Closing Date, it shall deposit in cash any remaining Purchase Price not paid in Shares (assuming the Per Share Price), by wire transfer or delivery of other immediately available funds to the account specified by Escrow Holder.
     (c) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Escrow Holder in Los Angeles, California, commencing at 9:00 a.m. local time on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Sellers’ Representative may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no later than three (3) business days from the date hereof.
     (d) Deliveries at Closing. At the Closing, (i) Sellers will deliver to Buyer the various certificates, instruments, and documents referred to in §7(a) below, (ii) Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in §7(b) below.
     (e) Sellers’ Appointment of Sellers’ Representative. Unless expressly provided to the contrary in this Agreement, Sellers hereby appoint Sellers’ Representative as their agent and sole representative to act on their behalf under this Agreement and the Escrow Agreement including, without limitation, holding or distributing the Purchase Price as provided in the Escrow Agreement, and acknowledge that Buyer is entitled to rely upon such appointment for all purposes in connection with this Agreement and the transactions contemplated hereby.
     §3. Representations and Warranties Concerning Transaction.
     (a) Sellers’ Representations and Warranties. Each Seller represents and warrants to Buyer that the statements contained in this §3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(a)) with respect to himself, herself, or itself.
     (i) Organization of Certain Sellers. Seller (if a corporation or other entity) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or other formation.
     (ii) Authorization of Transaction. Seller has full power and authority (including, if applicable, full corporate or other entity power and authority) to execute and deliver this

Agreement and to perform his, her, or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.
     (iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or, if Seller is an entity, any provision of its charter, bylaws, or other governing documents, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which he, she, or it is bound or to which any of his, her, or its assets are subject, or (C) result in the imposition or creation of a Lien upon or with respect to the Company Interests.
     (iv) Brokers’ Fees. Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
     (v) Company Interests. Seller holds of record and owns beneficially the number or percentage of Company Interests set forth next to his, her, or its name in Exhibit A, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any membership interests of Company. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any membership interests of Company.
     (vi) Investment. Seller (A) understands that the Shares have not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Shares solely for his, her, or its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has reviewed the public reports filed by Buyer with the Commission under the Securities Exchange Act, and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Shares, and (F) is an Accredited Investor for the reasons set forth on Exhibit A hereto.
     (b) Buyer’s Representations and Warranties. Buyer represents and warrants to Sellers that the statements contained in this §3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(b).

     (i) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware, the jurisdiction of its incorporation.
     (ii) Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.
     (iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject.
     (iv) Brokers’ Fees. Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.
     (v) Investment. Buyer is not acquiring the Company Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.
     (vi) Form S-3 Eligibility. Buyer is currently eligible to register the resale of the Shares by the Sellers on Form S-3 promulgated under the Securities Act, and Buyer hereby covenants and agrees to use its reasonable best efforts to maintain its eligibility to use Form S-3 until the Registration Statement covering the resale of the Shares shall have been filed with, and declared effective by, the Commission.
     §4. Representations and Warranties Concerning Company. Each of the Sellers represents and warrants to Buyer that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the disclosure schedule delivered by Sellers to Buyer on the date hereof (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §4.
     (a) Organization, Qualification, and Corporate Power. Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Delaware, the jurisdiction of its formation. Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.

Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it has been engaged and to own and use the properties owned and used by it. §4(a) of the Disclosure Schedule lists the members, managers, officers and employees of Company. Sellers have delivered to Buyer correct and complete copies of the Certificate of Formation and Operating Agreement (as amended to date). The minute books (containing the records of meetings of the members, managers, and any committees or boards), the membership record books for Company are correct and complete. Company is not in default under or in violation of any provision of its certificate of formation or operating agreement.
     (b) Capitalization. The entire authorized membership interests of Company consist of three million six hundred ninety seven thousand five hundred (3,697,500) Units (as such term is defined in the Operating Agreement), one hundred percent (100%) of which are owned and controlled by Sellers. All of the issued and outstanding Company Interests have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the respective Sellers as set forth on Exhibit A. There are no outstanding or authorized options, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Company to issue, sell, or otherwise cause to become outstanding any of its membership interests. There are no outstanding or authorized interest appreciation, phantom interests, profit participation, or similar rights with respect to Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the membership interests of Company.
     (c) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Company is subject or any provision of the charter or bylaws of Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.
     (d) Brokers’ Fees. Company has no Liability to pay any fees, commissions or payments to any broker, finder, Seller, or agent with respect to the transactions contemplated by this Agreement or any transaction with CompCare.
     (e) Title to Assets. Except for the matters set forth on §4(e) of the Disclosure Schedule that will be satisfied from the Escrow, Company has good and marketable title, free and clear of all Liens, to one million seven hundred thirty-nine thousand one hundred thirty (1,739,130) shares of common stock and fourteen thousand four hundred (14,400) shares of Series A Convertible Preferred Stock of CompCare, the conversion of which would result in Company holding over fifty percent (50%) of the outstanding shares of voting stock of CompCare immediately following such conversion.

     (f) Subsidiaries. Company has no Subsidiaries. Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association that is not a Subsidiary of Company. Company does not own or have any right to acquire, directly or indirectly, any outstanding membership interests of, or other equity interests in, any Person other than CompCare.
     (g) Financial Statement. Attached as Exhibit C are the following financial statements: balance sheets, income statements, cash flows, and changes in equity (collectively, the “Financial Statements”) as of December 31, 2006. The Financial Statements present fully, fairly and accurately the financial condition of the Company as of the date thereof, are correct and complete, and are consistent with the books and records of Company (which books and records are correct and complete).
     (h) Events Subsequent to Formation. Since the date of the Operating Agreement, there has not been any Material Adverse Change with respect to Company (other than any Material Adverse Change with respect to CompCare), and since August 31, 2006, to the Knowledge of the Sellers, there has not been any Material Adverse Change with respect to CompCare (i) of a nature that would be required to be disclosed in a periodic report or (ii) that would have a Material Adverse Effect on its financial statements, in each case other than as disclosed in CompCare’s public reports or provided to Buyer in writing on or prior to January 9, 2007 (including, without limitation, the draft of CompCare’s Form 10-Q for its second quarter operations that was provided to Buyer on or before January 9, 2007). Without limiting the generality of the foregoing, since that date, except as set forth on §4(h) of the Disclosure Schedule:
     (i) Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;
     (ii) Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than one thousand dollars ($1,000.00) or outside the Ordinary Course of Business;
     (iii) no party (including Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than one thousand dollars ($1,000) to which Company is a party or by which it is bound;
     (iv) Company has not imposed any Liens upon any of its assets, tangible or intangible;
     (v) Company has not made any capital expenditure (or series of related capital expenditures) either involving more than one thousand dollars ($1,000) or outside the Ordinary Course of Business;
     (vi) Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than one thousand dollars ($1,000) or outside the Ordinary Course of Business;
     (vii) Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than one hundred dollars ($100) singly or one thousand dollars ($1,000) in the aggregate;
     (viii) Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;
     (ix) Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than one thousand dollars ($1,000) or outside the Ordinary Course of Business;
     (x) Company has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;
     (xi) there has been no change made or authorized in the charter or bylaws of Company;
     (xii) Company has not issued, sold, or otherwise disposed of any of its membership interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its membership interests;
     (xiii) Company has not declared, set aside, or paid any dividend or made any distribution with respect to its membership interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its membership interests;
     (xiv) Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;
     (xv) Company has not made any loan to, or entered into any other transaction with, any of its managers, officers, and employees outside the Ordinary Course of Business;
     (xvi) Company has not entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;
     (xvii) Company has not granted any increase in the base compensation of any of its managers, officers, and employees outside the Ordinary Course of Business;
     (xviii) Company has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its managers, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);
     (xix) Company has not made any other change in employment terms for any of its managers, officers, and employees outside the Ordinary Course of Business;
     (xx) Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;
     (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Company;
     (xxii) Company has not discharged a material Liability or Lien outside the Ordinary Course of Business;

     (xxiii) Company has not made any loans or advances of money; and
     (xxiv) Company has not committed to any of the foregoing.
     (i) Undisclosed Liabilities. Except as set forth on §4(i) of the Disclosure Schedule, Company does not have any Liability, and Sellers have no knowledge of any present or threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Company giving rise to any Liability.
     (j) Legal Compliance. Company has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.
     (k) Tax Matters.
     (i) Company has filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were materially correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Company (whether or not shown on any Tax Return) have been paid. Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to Tax by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company.
     (ii) Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, interests holder, or other third party.
     (iii) Company does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Company. Company has not received from any foreign, federal, state, or local Tax authority (including jurisdictions where Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against Company. §4(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to Company for Tax periods ended on or after January 1, 2004 and indicates those Tax Returns, if any, that currently are the subject of audit by applicable Tax authorities. Sellers have delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Company filed or received since January 1, 2004.
     (iv) Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
     (v) Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. Company is not a party to or bound by any Tax allocation or sharing agreement. Company does not have any Liability for the Taxes of any Person (other than Company or any of its members) as a transferee or successor, by contract, or otherwise.
     (vii) Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any:
     (A) change in method of accounting for a Tax period ending on or prior to the Closing Date;
     (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;
     (C) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law);
     (D) installment sale or open transaction disposition made on or prior to the Closing Date; or
     (E) prepaid amount received on or prior to the Closing Date.
     (x) Company has been classified as a partnership for state and federal income Tax purposes since its inception.
     (l) Real Property. The Company does not own, control, lease or occupy, and has never owned, controlled, leased or occupied, any Real Property, and is not and has never been a party to any Lease.
     (m) Intellectual Property.
     (i) Company owns and possesses or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the business of Company as presently conducted or previously conducted.
     (ii) Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of Sellers and the managers and officers (and employees with responsibility for Intellectual Property matters) of Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Company must license or refrain from using any Intellectual Property rights of any third party).
     (n) Tangible Assets. Company does not own, lease or use, and has never owned, leased or used, any machinery, equipment, and other tangible assets in the conduct of its business.
     (o) Contracts. §4(o) of the Disclosure Schedule lists the following contracts and other agreements to which Company is a party:

     (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of one thousand dollars ($1,000) per annum;
     (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year, result in a loss to Company, or involve consideration in excess of one thousand dollars ($1,000);
     (iii) any agreement concerning a partnership or joint venture;
     (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of one thousand dollars ($1,000) or under which it has imposed a Lien on any of its assets, tangible or intangible;
     (v) any agreement concerning confidentiality or non-competition;
     (vi) any agreement with any of Sellers and their Affiliates (other than Company);
     (vii) any profit sharing, interests option, interests purchase, interests appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former managers, officers, and employees;
     (viii) any collective bargaining agreement;
     (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of one thousand dollars ($1,000) or providing severance benefits;
     (x) any agreement under which it has advanced or loaned any amount to any of its managers, officers, and employees;
     (xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;
     (xii) any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);
     (xiii) any settlement, conciliation or similar agreement, the performance of which will involve payment after the date hereof consideration in excess of one thousand dollars ($1,000), or imposition of monitoring or reporting obligations to any Governmental Entity;
     (xiv) any agreement under which Company has advanced or loaned any other Person amounts in the aggregate exceeding one thousand dollars ($1,000); or
     (xv) any other agreement (or group of related agreements) the performance of which involves consideration in excess of one thousand dollars ($1,000).
Sellers have delivered to Buyer a correct and complete copy of each written agreement (as amended to date) listed in §4(o) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each material oral agreement the Company has entered into. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.
     (p) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Company.
     (q) Insurance. Company has no insurance policies.
     (r) Litigation. §4(r) of the Disclosure Schedule sets forth each instance in which Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in §4(r) of the Disclosure Schedule could result in any Material Adverse Change. Neither Company nor any of the Sellers has knowledge of any action, suit, proceeding, hearing, or investigation threatened against Company.
     (s) Product Liability. Company does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property.
     (t) Employees.
     (i) The Company does not have, and has never had, any employees.
     (ii) There are no contracts or agreements with any managers, members or officers of Company.
     (u) Guaranties. Company is not a guarantor or otherwise liable for any Liability (including indebtedness) of any other Person.
     (v) Environmental, Health, and Safety Matters.
     (i) Company has complied and is in compliance with all Environmental, Health, and Safety Requirements.
     (ii) Company has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements.
     (iii) Company has not assumed, or otherwise become subject to, any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.
     (w) Certain Business Relationships with Company. None of Sellers, their Affiliates, or any of their managers, members, officers, directors, employees, and agents has been involved in any business arrangement or relationship with Company within the past 12 months, and none owns any asset, tangible or intangible, that is used in the business of Company.
     (x) Stockholders. The Company does not have a class of voting stock that is: (i) listed on a national securities exchange; (ii) authorized for quotation on The NASDAQ Stock Market; or (iii) held of record by more than 2,000 stockholders.
     (y) Disclosure. The representations and warranties contained in this §4 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this §4 not misleading.
     §5. Intentionally omitted.
     §6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:
     (a) General. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (except as provided in §6(b) and unless the requesting Party is entitled to indemnification therefor under §8 below). Sellers acknowledge and agree that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Company.
     (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Company, each of the other Parties will cooperate with him, her, or it and his, her, or its counsel in the contest or defense, make available his, her, or its personnel, and provide such testimony and access to his, her, or its books and records as will be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §8 below).
     (c) Transition. None of Sellers will take any action that is designed or intended to have the effect of discouraging CompCare or any other business associate of Company from maintaining the same business relationships with Company after the Closing as it maintained with Company prior to the Closing. Each of Sellers will refer all customer inquiries relating to the business of Company to Buyer from and after the Closing.
     (d) Confidentiality. Each Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in his, her, or its possession. In the event that any Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this §6(e).

If, in the absence of a protective order or the receipt of a waiver hereunder, any of Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller will use his, her, or its best efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer will designate. The foregoing provisions will not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a Seller in violation of this §6(d).
     §7. Conditions to Obligation to Close.
     (a) Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
     (i) the representations and warranties set forth in §3(a) and §4 above will be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) will be true and correct in all respects at and as of the Closing Date;
     (ii) Sellers will have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Sellers will have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;
     (iii) no action, suit, or proceeding will be pending or threatened before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Buyer to own the Company Interests and to control Company, or (D) adversely affect the right of Company to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge will be in effect);
     (iv) Sellers will have delivered to Buyer all books and records with respect to Company, including without limitation all financial and accounting records, within any Sellers’ possession, custody or control;
     (v) Sellers will have delivered to Buyer a certificate to the effect that each of the conditions specified above in §7(a)(i)-(iv) is satisfied in all respects;
     (vi) Buyer will have received from counsel to Sellers an opinion in form and substance as set forth in Exhibit D-1 attached hereto, addressed to Buyer and on which Buyer will be entitled to rely, and dated as of the Closing Date;

     (vii) Buyer will have received the resignations, effective as of the Closing, of each manager and officer of Company;
     (viii) Sellers will have delivered to Buyer a copy of the certificate of formation of Company certified on or within four business days before the Closing Date by the Secretary of State of Delaware;
     (ix) Sellers will have delivered to Buyer a copy of a certificate of good standing of Company issued on or within four days before the Closing Date by the Secretary of State of Delaware and of each jurisdiction in which Company is qualified to do business;
     (x) Sellers will have delivered to Buyer a certificate of the secretary managing member of Company, dated the Closing Date, in form and substance as set forth in Exhibit D-2, as to: (A) no amendments to the certificate of formation of Company since the date of the certificate of formation delivered pursuant to clause (viii) above; (B) the operating agreement (or other governing documents) of Company; and (C) resolutions of the manager(s) or other authorizing body (or a duly authorized committee thereof) of Company relating to this Agreement and the transactions contemplated hereby;
     (xi) Sellers will have delivered to Buyer adopted resolutions or unanimous written consent of the board of directors of CompCare appointing three (3) new directors acceptable to Buyer, together with immediately effective resignations of three (3) of the current directors acceptable to Buyer; and
     (xii) Sellers shall have taken all reasonably necessary actions and provided all certificates, opinions, instruments and other documents reasonably required to effect the transactions contemplated hereby.
Buyer may waive any condition specified in this §7(a) if it executes a writing so stating at or prior to the Closing.
     (b) Conditions to Sellers’ Obligation. The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:
     (i) the representations and warranties set forth in §3(b) above will be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) will be true and correct in all respects at and as of the Closing Date;
     (ii) Buyer will have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Buyer will have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;
     (iii) no action, suit, or proceeding will be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge will be in effect);
     (iv) Buyer will have delivered to Sellers a certificate to the effect that each of the conditions specified above in §7(b)(i)-(iii) is satisfied in all respects; and
     (v) Sellers will have received from counsel to Buyer an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to Sellers and on which Sellers will be entitled to rely, and dated as of the Closing Date.
Sellers’ Representative may waive any condition specified in this §7(b) on behalf of all Sellers if he executes a writing so stating at or prior to the Closing.
     §8. Remedies for Breaches of This Agreement.
     (a) Survival of Representations and Warranties.
     All of the representations and warranties of the Parties contained in this Agreement will survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant, taking into account the disclosures on the Disclosure Schedule, at the time of Closing) and continue in full force and effect for one (1) year thereafter.
     (b) Indemnification Provisions for Buyer’s Benefit.
          (i) In the event any Seller breaches (or in the event any third party alleges facts that, if true, would mean any Seller has breached) any of his, her, or its representations, warranties, and covenants contained herein and, provided that Buyer makes a written claim for indemnification against any Seller pursuant to §11(h) below within the survival period pursuant to §8(a) above, then each Seller will be obligated jointly and severally to indemnify Buyer from and against the entirety of any Adverse Consequences that Buyer may suffer resulting from, arising out of, relating to, or caused by the breach (or the alleged breach).
          (ii) Each Seller shall jointly and severally to indemnify Buyer in perpetuity from and against the entirety of any Adverse Consequences Buyer may suffer from Liabilities to the extent resulting from, arising out of, relating to, or caused by facts or circumstances regarding Company or its assets occurring or in existence on or prior to the Closing Date; provided, however, that Sellers shall not be required to indemnify Buyer to the extent such Liabilities arise primarily from the gross negligence or intentional misconduct of Buyer.
     (c) Indemnification Provisions for Sellers’ Benefit.
          (i) In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties, and covenants contained herein and, provided that any Seller makes a written claim for indemnification against Buyer pursuant to §11(h) below within such survival period pursuant to §8(a) above, then Buyer will indemnify each Seller from and against the entirety of any Adverse Consequences that Seller may suffer resulting from, arising out of, relating to, or caused by the breach (or the alleged breach).

          (ii) Buyer shall indemnify Sellers in perpetuity from and against the entirety of any Adverse Consequences Sellers may suffer from Liabilities to the extent resulting from, arising out of, relating to, or caused by facts or circumstances regarding Company or its assets occurring, or (except with regard to communications, negotiations or agreements between Buyer and CompCare) first existing, after the Closing Date; provided, however, that Buyer shall not be required to indemnify Sellers to the extent such Liabilities arise primarily from the gross negligence or intentional misconduct of a Seller.
     (d) Matters Involving Third Parties.
     (i) If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this §8, then the Indemnified Party will promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.
     (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of his, her, or its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 30 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.
     (iii) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with §8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at his, her, or its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).
     (iv) In the event any of the conditions in §8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner his, her, or it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this §8, provided, however, that in no event shall the Indemnifying Party be responsible for the fees of more than one counsel at any time.
     (e) Determination of Adverse Consequences. All indemnification payments under this §8 and §9(a) will be deemed adjustments to the Purchase Price.
     (f) Other Indemnification Provisions. Except as provided in §9, the foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to Company or the transactions contemplated by this Agreement. Each Seller hereby agrees that he, she, or it will not make any claim for indemnification against Company by reason of the fact that he, she, or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).
     (g) Limitation of Liability. Notwithstanding anything to the contrary in this Agreement, in no event shall any Party be liable to the other Party for (i) an amount in excess of the Purchase Price or (ii) consequential, indirect, special or punitive damages, and each Party hereby expressly releases the other Party therefrom. Notwithstanding anything to the contrary in this §8, no Party shall be entitled to indemnification unless and until the aggregate amount of Adverse Consequences incurred by such party for which indemnification is otherwise available under this §8 exceeds seventy-five thousand dollars ($75,000.00) and then such Party shall be entitled to indemnification for the full amount of such Adverse Consequences.
     §9. Tax Matters. The following provisions will govern the allocation of responsibility as between Buyer and Sellers for certain Tax matters following the Closing Date:
     (a) Tax Indemnification.
          (i) By Sellers. Each Seller will jointly and severally indemnify Company, its Subsidiaries, Buyer, and each Buyer Affiliate and hold them harmless from and against (without duplication), any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of Company or Seller for all Tax periods ending on or before the Closing Date and the portion through the end of the Closing Date of any Tax period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) any breach of the representations contained in Section 4(k) taking into account the limitations provided in Section 8, and (iii) any and all Taxes of any person (other than Company) imposed on Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring on or before the Closing.
          (ii) By Buyer. Buyer will indemnify each Seller, their respective Subsidiaries, and each Seller Affiliate and hold them harmless from and against (without duplication), any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of Company for all Tax periods ending after the Closing Date and the portion after the Closing Date of any Tax period that includes (but does not end on) the Closing Date (“Post-Closing Tax Period”) and (iii) any and all Taxes of any person (other than Company) imposed on Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring after the Closing.
     (b) Straddle Period. In the case of any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of Company for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Tax period of any partnership or other pass-through entity in which Company holds a beneficial interest will be deemed to terminate at such time) and the amount of other Taxes of Company for a Straddle Period that relates to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
     (c) Responsibility for Filing Tax Returns. Buyer will prepare or cause to be prepared and file or cause to be filed all Tax Returns for Company required to be filed after the Closing Date other than Tax Returns for Pre-Closing Tax Periods.
     (d) Cooperation on Tax Matters.
     (i) Buyer, Company, and Sellers will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this §9(d) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers shall control and have the ability to settle or compromise any audit, litigation or other proceeding which potentially gives rise to an obligation of Sellers to indemnify Buyer under Section 9(a)(1) or which otherwise potentially impacts the Taxes of Company’s members.
     (ii) Buyer and Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code §6043, or Code §6043A, or Treasury Regulations promulgated thereunder.
     (e) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving Company will be terminated as of the Closing Date and, after the Closing Date, Company will not be bound thereby or have any liability thereunder.
     (f) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement will be borne by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.
     (g) Exclusive Remedy for Tax Matters. The indemnities provided for in this §9 shall be the exclusive remedies of the Parties and their respective officers, directors, employees, Affiliates, agents, representatives, successors and assigns for any inaccuracy or breach of any representation, warranty or covenant of Parties contained herein with respect to Taxes and matters related thereto and the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification or other rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive, provided, however, that the foregoing shall not limit the right of any party to assert a claim based on fraud.
     (h) Refunds. Any Tax refund (including any interest with respect thereto) attributable to a Pre-Closing Tax Period shall be for the account of Sellers and Buyer shall promptly pay or cause to be paid to Sellers any such refund received by Buyer with respect to the Company.
     (i) Tax Reporting. The Parties agree to report this transaction in accordance with Revenue Procedure 99-6, 1999-1 C.B. 187 and in accordance with the final allocation schedule described in this Section 9(i).
     §10. Termination.
     (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:
     (i) Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;
     (ii) Buyer may terminate this Agreement by giving written notice to Sellers’ Representative at any time prior to the Closing (A) in the event any of Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Sellers’ Representative of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing will not have occurred within three (3) business days of the date hereof, by reason of the failure of any condition precedent under §7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and
     (iv) Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing will not have occurred within three (3) business days of the date hereof, by reason of the failure of any condition precedent under §7(b) hereof (unless the failure results primarily from any Seller breaching any representation, warranty, or covenant contained in this Agreement).
     (b) Effect of Termination. If any Party terminates this Agreement pursuant to §10(a) above, all rights and obligations of the Parties hereunder will terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

     §11. Miscellaneous.
     (a) Nature of Sellers’ Obligations.
     (i) The covenants of each Seller in §2(a) above concerning the sale of his, her, or its Company Interests to Buyer and the representations and warranties of each Seller in §3(a) above concerning the transaction are individual, and not joint and several, obligations. This means that the particular Seller making the representation, warranty, or covenant will be solely responsible to the extent provided in §8(b)(ii) above for any Adverse Consequences Buyer may suffer as a result of any breach thereof.
     (ii) The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller will be responsible to the extent provided in §8(b)(i) and (iii) above for the entirety of any Adverse Consequences Buyer may suffer as a result of any breach thereof.
     (b) Press Releases and Public Announcements. No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).
     (c) No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     (e) Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers’ Representative; provided, however , that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless will remain responsible for the performance of all of its obligations hereunder).
     (g) Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.
     (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder will be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:
If to Sellers:
Nicholas Lewin
535 Madison Avenue, 35th Floor
New York, NY 10022

Fax: (212) 898-1161
Copy to:
E. Ann Gill, Esq.
Thelen Reid Brown Raysman & Steiner LLP
875 Third Avenue, 10th Floor
New York, NY 10022
Fax: (212) 603-2001
If to Buyer:
Hythiam, Inc.
11150 Santa Monica Blvd., Suite 1500
Los Angeles, California 90025
Attn: Chief Executive Officer
Fax: (310) 444-5300
Copy to:
John C. Kirkland, Esq.
Dreier Stein & Kahan LLP
1620 26th Street
6th Floor, North Tower
Santa Monica, California 90404
Fax: (424) 202-5250
Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     (i) Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     (j) Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by Buyer and Sellers’ Representative. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be valid unless the same will be in writing and signed by the Party making such waiver nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.
     (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (l) Expenses. Each Buyer, Seller, Company, and Company Subsidiary will bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Sellers will also bear the costs and expenses of Company (including all of their legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated.
     (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” will mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.
     (n) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
     (o) Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party will be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of Company is unique and recognize and affirm that in the event Sellers breach this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer will have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.
     (p) Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement will be resolved by final and binding arbitration before a retired judge at JAMS or its successor in Santa Monica, California. The prevailing party will be awarded its arbitration, expert and attorney fees, costs and expenses. Judgment on any interim of final award of the arbitrator may be entered in any court of competent jurisdiction.
     (q) Tax Disclosure Authorization. Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in Code §6011 and §6112 and regulations thereunder) contemplated by this agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure may not be made until the earlier of date of (A) public announcement of discussions relating to the transaction, (B) public announcement of the transaction, or (C) execution of an agreement to enter into the transaction. This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction’s tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction’s tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction’s tax treatment or the tax structure.
     (r) State Securities Laws. The sale of the Shares which are the subject of this Agreement has not been qualified with the Commissioner of Corporations of the State of California and the issuance of the securities or the payment or receipt of any part of the consideration therefore prior to the qualification is unlawful, unless the sale of securities is exempt from the qualification by Section 25102 of the California Corporations Code. The rights of all Parties to this Agreement are expressly conditioned upon the qualification being obtained unless the sale is so exempt.
     (s) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which will be deemed an original but all of which together will constitute one and the same instrument.
     (t) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

HYTHIAM, INC.

By:	/s/ Terren S. Peizer
Its: Chairman and CEO

THE FOREGOING IS ACKNOWLEDGED AND AGREED TO BY COMPANY:

WOODCLIFF HEALTHCARE INVESTMENT PARTNERS, LLC

/s/ Nicholas Lewin Nicholas Lewin, Managing Member

SELLERS:

Tanglewood Investment Partners

/s/ Nicholas Lewin Nicholas Lewin, Manager

/s/ Gavin Scotti Gavin Scotti

/s/ Steve Nelson Steve Nelson

/s/ Richard Danzig Richard Danzig
Signature page to Limited Liability Company Membership Interest Purchase Agreement

/s/ Thomas B. DeCea Thomas B. DeCea

/s/ Tony Milone Tony Milone

/s/ Jim Doody Jim Doody

/s/ Kevin Harrington Kevin Harrington

/s/ Steve Nichols Steve Nichols

/s/ Marc Mazur Marc Mazur

/s/ Marty Rucidio Marty Rucidio

/s/ Brian Walsh Brian Walsh

/s/ Jerry Devine Jerry Devine
Signature page to Limited Liability Company Membership Interest Purchase Agreement (cont.)